Exhibit 99.2
FOR IMMEDIATE RELEASE
(All amounts in Canadian dollars)

Tim Hortons Inc. declares quarterly dividend
of $0.26 per common share
OAKVILLE, ONTARIO, (November 7, 2013): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced the Board of Directors has declared a dividend of $0.26 per common share payable to shareholders of record as of November 25, 2013. The dividend is payable on December 10, 2013.
Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders. The declaration and payment of all future dividends remain subject to the discretion of the Company’s Board of Directors.
Tim Hortons Inc. Overview
Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of September 29, 2013, Tim Hortons had 4,350 systemwide restaurants, including 3,500 in Canada, 817 in the United States and 33 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.
CONTACTS:
INVESTORS: Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com